Exhibit 10.6

COMMERCIAL LEASE

This Lease Agreement ("Lease") is dated as of March 1, 2019, for reference purposes only, by and between 5050 Timbercreek, LLC ("Landlord'), and Red Rose, Inc. dba PetersenDean Roofing Systems (“'Tenant"). The parties agree as follows:

PBEMlSES, Landlord, in consideration of the lease payments provided in this Lease, leases to Tenant the real property situated in the City of North Las Vegas, County of Clark, State of Nevada, more part particularly described as follows:

All that real property, together with improvements thereon, commonly known as Nellis Industrial Park, Unit No. 1, Plat Book 10, Page 76, Lot 13, Book 4, further identified as Assessor"s Parcel No. 140-06-210-025.

And commonly described as 4530 North Walnut Rd., North Las Vegas, Nevada 89081 (the "Premises").

TERM, The lease term will begin on April 1, 2019 and will terminate on March 31, 2022

LEASE PAVMENT, Tenant shall pay to Landlord monthly installments of rent of the payable in advance on the first day of each month as follows: Monthly rent for the period from April 1, 2019 through March 31, 2020 shall be $10,750 per month and monthly rent for the period from April 1, 2020 through March 31, 2021 shall be $11,250 per month and monthly rent for the period from April 1, 2021 through March 31, 2022 shall be $11,750 per month. Lease payments shall be made to the Landlord at 2 Westminster Drive, Oakland, CA 94618. The payment address may be changed from time to time by the Landlord.

LATE CHARGES: INTEREST: NSF CHECKS. Tenant acknowledges that either late payment of Rent or Issuance of a NSF check may cause Landlord to incur costs and expenses; the exact amount of which are extremely difficult and impractical to determine. These costs may include, but are not limited to, processing, enforcement and accounting expenses, and late charges imposed on Landlord. If any installment of Rent due from Tenant is not received by Landlord within 5 calendar days after date due, or if a check is returned NSF, Tenant shall pay to Landlord, respectively, $300 as late charge, plus 10% interest per annum on the delinquent amount and $25.00 as a NSF fee, any of which shall be deemed additional Rent. Landlord and Tenant agree that these charges represent a fair and reasonable estimate of the costs Landlord may incur by reason of Tenant's late or NSF payment. Any late charge, delinquent interest, or NSF fee due shall be paid with the current installment of Rent. Landlord's acceptance of any late charge or NSF fee shall not constitute a waiver as to any default of Tenant. Landlord's right to collect a Late Charge or NSF fee shall not be deemed an extension of the date Rent is due or prevent Landlord from exercising any other rights and remedies under this Lease, and as provided by law.

CONDITION OF PREMISES. Tenant has been in exclusive possession of the Premises since April 1, 2014. Tenant accepts the Premises in their current "as is" condition with no warranties, express or implied, regarding the condition of the Premises. Landlord makes no representation that the premises is ADA compliant and It shall be Tenant's sole obligation to make the Premises, or any part thereof, ADA compliant in the event it became necessary to do so during the term of this Lease. Landlord shall have no obligation to contribute to the costs and expense of any Tenant improvements at the premises, including, but not limited to, ADA compliance.

CASp INSPECTION

The Premises have not undergone inspection by a Certified Access Specialist ('CASp"). A Certified Access Specialist can inspect the subject premises and determine whether the subject premises comply with all of the construction related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if required by lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection and the payment of the fee for the construction related accessibility standards within the premises.

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SECURITY DEPOSIT, At the time of the signing of this Lease, Tenant shall not be required to pay Landlord a security deposit.

POSSESSION, Tenant shall be entitled to possession on the first day of the term of this Lease, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties In writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the premises to Landlord in as good a condition as when delivered to Tenant, ordinary wear and tear excepted.

PARKING. Tenant shall be permitted to park any number of vehicles on the Premises provided Tenant remains in compliance with all applicable laws and statutes.

PROPERTY INSURANCE. Tenant shall maintain casualty insurance on the premises in an amount of "Replacement Cost Value". That amount shall be based on Marshall Swift Evaluations or similar evaluations provided by Tenant's insurance broker and Tenant will send a calculation annually. Landlord will be named as additional insured. Tenant shall deliver appropriate evidence to Landlord as proof that adequate insurance is in force issued by companies reasonably satisfactory to Landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policies.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes.

Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld. Tenant shall not Install awnings or advertisements on any part of the Premises without Landlord's prior written consent. At the end of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article of thing of dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provided necessary services, or show the unit to prospective buyers, mortgagees, tenants or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES, To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, if any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except for Landlord's willful misconduct or gross negligence.

COMPLIANCE WITH REGULATIONS, Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other required to make alterations to the exterior of the building or alterations of a structural nature, except as set forth in this Lease.

ATTORNEY FEES. In any action or proceeding arising out of this Lease, the prevailing party between Landlord and Tenant shall be entitled to reasonable attorney fees and costs from the non-prevailing Landlord or Tenant.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises, nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall not be unreasonably withheld.

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LIABILITY INSURANCE. Tenant shall maintain CGL insurance in a total aggregate sum of at least $1,000,000. Tenant shall deliver appropriate evidence to Landlord as proof' that adequate insurance is in force issued by companies reasonably satisfactory to landlord. Landlord shall receive advance written notice from the insurer prior to any termination of such insurance policy.

RENEWAL TERMS This Lease shall automatically renew for an additional period of Month to Month, unless either party gives written notice of termination no later than 30 days prior to the end of the term or renewal term. The Lease terms during any such renewal term shall be the same as those contained in this Lease. The Lease will then terminate at the end of the next month after notice has been given.

UTILITIES AND SERVICES, Tenant shall be responsible for all utilities and services incurred in connection with the Premises.

MAINTENANCE. Tenant shall have the responsibility to maintain the Premises in good repair at all times during the term of this Lease. It is agreed that all major repairs (i.e. air conditioning replacement, roof replacement) and replacement of existing leasehold improvements (i.e. carpet replacement and floor repair) will be shared 50/50 by tenant and landlord after approval by both parties.

TAXES. Taxes attributable to the premises or the use of the Premises shall be allocated as follows:

REAL ESTATE TAXES. Landlord shall pay all real estate taxes and assessments for the Premises.

PERSONAL TAXES. Tenant shall pay all personal taxes and any other charges which may be levied against the premises and which are attributable to Tenant's use of the Premises, along with all sales and/or use taxes (if any) that may be due In connection with lease payments.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligations or term by which Tenant is bound. Subject to any governing provision of law to the contrary, if Tenant fails to cure any financial obligation within 5 calendar days (or any other obligation within 10 calendar days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (Including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this lease shall be additional rent, whether or not such sums or charges are designated as "additional rent". The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded bylaw.

HOLDOVER, If Tenant maintains possession of the premises for any period after the termination of this Lease ("Holdover Period"), Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative, and shall not be construed as exclusive unless otherwise required by law.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

LANDLORD:	5050 Timbercreek, LLC
2 Westminster Drive
Oakland, CA 94618

TENANT:	Red Rose, Inc. C/O
PetersenDean Roofing and Solar Systems
39300 Civic Center Dr., #300
Fremont, CA 94538
Attn.: Legal Department

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Such addresses may be changed from time to time by any party by providing notice as set forth above. Notices malled in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the laws of the State of Nevada

ENTIRE AGREEMENT This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if the writing is signed by the party obligated under the attachment.

SEVERABILITY. If any portion of this Lease shall be held to the invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable then such provision shall be deemed to be written, construed, and enforced as so limited.

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Lease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of both parties and their respective legal representatives, successors and assigns.

This Lease may be executed in counterparts, each of which shall be deemed an original, and all of which when executed and delivered shall constitute one and same instrument. The parties signatures may executed by facsimile or pdf which shall have the same legal effect as an original signature.

LANDLORD:
5050 Timbercreek, LLC

By: /s/ David Van Beek	3/7/19
David Van Beek, Managing Member

TENANT:
Red Rose Inc. dba PetersenDean Roofing and Solar Systems

By: /s/ George Milionis, Esq.	March 7, 2019
George Milionis, Esq.
General Counsel and Corporate Secretary

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